Exhibit 107

CALCULATION OF REGISTRATION FEE

Calculation of Filing Fee Table

Form S-1

(Form Type)

T Stamp Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.01 per share (2)	457(c)	975,000	$0.89(4)	$867,750	$0.0000806	$80.44
Equity	Class A Common Stock, par value $0.01 per share (3)	457(c)	1,950,000	$0.89(4)	$1,735,500	$0.0000806	$160.88
	Total Offering Amount	—	2,925,000	—	$2,603,250	$0.0000806	$241.32
	Total Fee Offesets	—	—	—	—	—	—
	Net Fee Due	—	—	—	$2,603,250	$0.0000806	$241.32

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of registrant’s Class A Common Stock that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of registrant’s Class A Common Stock, as applicable.

(2)

Consists of 975,000 outstanding shares of the registrant’s Class A Common Stock beneficially owned by the Selling Stockholder purchased for $1.55 per share. These shares are being registered for resale on this Registration Statement.

(3)

Consists of 1,950,000 shares of the registrant’s Class A Common Stock issuable upon exercise of the Warrants issued to the Selling Stockholder. The Warrants are currently exercisable at $1.77 per share. These shares exercisable pursuant to the Warrants are being registered for issuance on this Registration Statement.

(4)

Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s Class A Common Stock quoted on the Nasdaq Capital Market on September 27, 2022.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A